Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES APPOINTMENT OF
STEPHEN N. DAVID TO ITS BOARD OF DIRECTORS

Thorofare, New Jersey, September 13, 2012 – Checkpoint Systems, Inc. (NYSE: CKP) today announced the appointment of Stephen N. David to its board of directors, effective immediately.

Over the course of Mr. David’s career, he has had extensive business development and strategic planning experience in the consumer products industry and technology sector. More recently, while serving as Chairman of the Board and interim Chief Executive Officer of Iomega®, a worldwide leader in storage solutions for consumers and small business, he helped lead a turnaround focused on reducing costs and growing revenue, prior to the company’s sale to EMC in 2008.

Mr. David began his career in 1970 as a sales representative with Procter & Gamble. Over the next 34 years, he served in many diverse roles, including in 1982 as the senior project manager responsible for deploying the first personal computers for the company. In 1986, he was named Country Manager P&G Hellas (Greece) and three years later General Manager of the company’s Arabian Peninsula operations. He returned to the United States in 1992, when he assumed responsibility for P&G’s fabric conditioners business.

At P&G, Mr. David helped lead two primary business transformations and the development of P&G’s global innovation network. In 1998, he was appointed Senior Vice President of Customer Business Development (Sales). Mr. David’s experience in line management and business development together with a deep-seated interest in information technology and business-to-business led to being named Chief Information Officer and Chief Business-to-Business Officer in 2000. He retired from P&G in 2005.

In addition to Iomega, Mr. David has served on a number of corporate boards and industry advisory committees. Among them are Ahold USA, Cisco Systems, Inc., Hewlett-Packard Company, TrueDemand Software, InformationWeek, Global Commerce Initiative, EPCglobal, the Uniform Code Council and Institute for the Future. Mr. David also helped found and was Chairman of the Board of Transora, a member organization for the consumer packaged goods industry. At Transora and the Uniform Code Council, Mr. David led the development of standards for data synchronization and the use of radio frequency identification for business application. He is currently a board member of Kovio, Inc., a privately held Silicon Valley technology company.

Mr. David has been a senior adviser with Boston Consulting Group for seven years, where he provides strategic planning services in sales, marketing and IT to a variety of clients in the consumer products, pharmaceutical and financial services industries.

“Stephen brings a wealth of experience to the Checkpoint Systems’ board not only as a business leader but as a board member of world class technology companies, hi-tech startups and industry organizations,” said William Antle, Checkpoint’s Chairman of the Board. “As Checkpoint transforms from a product-protection business to a provider of inventory management solutions, Stephen’s breadth of experience and insight into harnessing technology for innovation and business will be of immense value.”

Mr. David said, “I look forward to serving on the Checkpoint Systems’ board. I believe my experience in developing analytical and technology solutions for supply chain application in large and medium size companies will be of assistance as the company builds products that provide substantial value for customers and profitable sales for Checkpoint.”

In recent years, Mr. David received several industry awards including being nominated CIO of the Year in 2002 by Salomon Smith Barney Technology Group and one of the 25 most influential executives by Consumer Goods Technology magazine.

Mr. David has a bachelor’s degree in business administration from the University of Nebraska.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.